Exhibit 99.1

CannaVest Corp. Announces First Quarter 2013 Earnings and PhytoSPHERE Systems Increase in Hemp Production and Expansion of Additional Product Lines

SAN DIEGO, June 20, Jun 20, 2013 (GLOBE NEWSWIRE via COMTEX) -- CannaVest Corp. (OTC:CANV) is pleased to inform shareholders and the general public of the release of First Quarter 2013 earnings. CannaVest Corp. has reported revenues of $1.275 million and gross profit of $773,500 during the first full quarter of company operations, with net income of $337,941, $0.04 per share. The company's full quarterly report and financial statements can be found in the Form 10-Q/A filed by the company with the Securities and Exchange Commission (SEC) on May 30, 2013 (www.sec.gov).

First Quarter 2013 Results

The company's financial performance over the first quarter of 2013 was driven by the sale of raw hemp product to third parties. During the first quarter of 2013 the company sold and shipped to third parties 51 kilograms of finished CBD products.

"After the commencement of our business and acquisition of production and supply agreements from Phytosphere Systems in January 2013, we are pleased to report that we are buying and selling to third parties substantial inventories of raw hemp product, which generated our net income of $337,941 in the first quarter of 2013," Michael Mona, Jr., Chief Executive Officer of CannaVest Corp. said. "We plan to substantially increase our production capabilities through our existing supply chain partners, and add new partners, with the goal of being the industry leader in the production of natural pharmaceutical-grade CBD-rich oils, and one of the largest hemp production companies in the world."

Increase in Hemp Production

The company has expanded its production capabilities for raw hemp product by adding an additional 4,000 tons to its existing capability of 2,000 tons. This increase of raw hemp is expected to add the equivalent of 450 tons of Cannabinoid-rich hemp oil to overall reserves, an increase from 300 tons. This increase will position the company for more robust sales of raw product while allowing the company to increase its production of other cannabinoid-rich hemp oils such as Cannabigerol (CBG).

In addition, the company intends to invest in a series of new hemp harvesting and production equipment. The goal of this investment is to allow for the added in-ground production to be processed and handled in an efficient manner while keeping the integrity of the supply chain intact and increasing the quality of the production.

Letter of Intent for Laboratory Space

On June 11, 2013, CannaVest Corp. executed a letter of intent for the leasing of approximately 2,389 square feet of office and laboratory space located in San Diego, California. Upon consummation of the lease, the company will utilize this space for the production of its CBD-rich oils and derivatives, cannabigerol (CBG), as well as cannabidiolic acid (CBD-A) and various terpenes/terpenoids.

These operations intend to serve the demand from pharmaceutical companies and research bodies, while allowing the company to explore additional combinations of products within new and expanding product lines. The company is positioning itself to supply large quantities of naturally derived cannabinoids, tepenes/terpenoids to the pharmaceutical industry as an additive/enhancing ingredient to their current product portfolios. Research has shown that combining various cannabinoids and terpenoids have increased the overall effects of a single component cannabinoid product (known as the "Entourage Effect"), and the company's product offerings are meant to foster this effect for the benefit of customers and, ultimately, end users of the products developed.

Medical Marijuana, Inc. Press Release

On June 18, 2013, Medical Marijuana, Inc. (OTC: MJNA) issued a press release reporting events and other information related to Phytosphere Systems. Medical Marijuana, Inc. purported to jointly announce with Phytosphere Systems the expansion of hemp production capability. As previously reported by CannaVest Corp. in its Form 8-K/A filed on February 13, 2013, on January 29, 2013 CannaVest Corp. acquired certain assets of Phytosphere Systems, LLC, including all vendor and supplier contracts for the securing of raw hemp product, as well as all Internet domain names and an exclusive license to use the name Phytosphere Systems for the purpose of developing and commercializing, buying, selling, marketing and promoting hemp-based products.

CannaVest Corp., through its Phytosphere Systems operations, supplies raw hemp product to Medical Marijuana, Inc. and its related companies. The company is in discussions with Medical Marijuana, Inc. to enter into formal supply and distribution agreements that will allow Medical Marijuana, Inc. and its related companies to secure raw hemp product at pricing discounts to be determined from current market values, and allow certain of those companies distribution rights for finished products owned by CannaVest Corp. No such agreements are currently in place, although the company expects they will be completed in the near future.

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In the June 18, 2013 press release, Medical Marijuana, Inc. also reported that Phytosphere Systems is developing a product for the pet industry (Cibedex(TM)), a food based hemp oil and protein powder business (US HempOil(TM)), a hemp based fitness brand (HempFit(TM)) and a skin care line (Cibaderm(TM)).

About CannaVest Corp.

We are in the business of developing, producing, marketing and selling end consumer products to the nutraceutical industry containing the hemp plant extract, Cannabidoil ("CBD"), and reselling to third parties raw product acquired by us pursuant to our supply relationships in Europe. We seek to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp and to foster its many uses for consumers. Cannabinoids (cannabidiol, CBD) are natural constituent of the hemp plant and CBD is derived from hemp stalk and seed.

Additional Information available from www.otcmarkets.com or by following this link:

http://www.otcmarkets.com/edgar/GetFilingPdf?FilingID=9308258

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of CannaVest Corp. to be materially different from the statements made herein.

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